CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Gallery Trust of our report dated December 30, 2021, relating to the financial statements and financial highlights, which appears in Mondrian International Value Equity Fund, Mondrian Emerging Markets Value Equity Fund, Mondrian International Government Fixed Income Fund, Mondrian U.S. Small Cap Equity Fund, Mondrian Global Listed Infrastructure Fund, and Mondrian Global Equity Value Fund’s Annual Report on Form N-CSR for the year ended October 31, 2021. We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 28, 2022